Exhibit 10.1

Mineral Property Purchase/Option Agreement

This AGREEMENT is dated the 1st day of April, 2007
BETWEEN:

Uyowa Gold Mining and Exploration Company Limited, P.O. Box 80079, Dar es Salaam, Tanzania (hereinafter the “Owner” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include his successors and assigns)
OF THE FIRST PART
AND

Lake Victoria Mining Company, Inc., 6805 Sundance Trail, Riverside, California 92506, a limited liability company registered under the laws of the state of Nevada, United States of America
(hereinafter the “Option Holder which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include his successors and assigns)
OF THE SECOND PART
WHEREAS:
A.	The OWNER is the legal and beneficial owner of a one hundred percent (100%) interest in those certain mineral properties more particularly described in Schedule “A” attached to and made a part of this Agreement;
B.	The OWNER is desirous of granting to the OPTION HOLDER an option for the purchase of a one hundred percent (100%) interest in the said mineral properties and the OPTION
HOLDER is desirous of obtaining the said option on the terms and conditions set out in this Agreement; it is understood that the OPTION HOLDER has the right to assign and complete this agreement with another registered Tanzania company and has the option to assign all rights of this agreement to that new Tanzania company. Provided however that the assignee
Company shall be bound by the terms of this agreement as if it originally entered into this agreement

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual promises, covenants, conditions, representations and warranties herein set out, the parties hereto agree as follows:

Section 1. INTERPRETATION

1.1   For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:
        a. “Affiliate” shall have the meaning attributed to it by the Companies Act (Tanzania):
        b. “Agreement” means this Purchase/Option Agreement, as amended from time to time:

c.	“Exchange” means a regulatory body where shares of a company may be traded publicly.

d.	“Option” means the option to acquire a 100% interest in the Property granted by the OWNER to the OPTION HOLDER under Section 3.1 of this Agreement; and

e.

“Property” means those mineral rights contained in a Prospecting Licence. In this agreement properties are more described in Schedule “A” hereto together with the mineral rights, licenses, personal property and permits associated therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto.

f.	In this Agreement, all dollar amounts are expressed in the lawful currency of United States of America, unless specifically provided to the contrary.

1.2	The titles to the respective Articles hereof shall not be deemed to be a part of this Agreement but shall be regarded as having been used for convenience only.

1.3

Words used herein importing the singular number shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice- versa, and words importing persons shall include firms, partnerships and corporations.

Section 2. REPRESENTATIONS AND WARRANTIES

2.1	The OPTION HOLDER represents and warrants to the OWNER that:

a.

it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the jurisdiction of its incorporation and is or will be qualified to do business and to hold an interest in the Property in the jurisdiction in which the Property is located;

b.

it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder; and

c.

it has duly obtained all authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws.

2.2	The OWNER represents and warrants to the OPTION HOLDER that;

	a.	it is the sole beneficial owner of a 100% interest in and to the Property:

	b.	the Property is in good standing under the laws of the jurisdiction in which the Property is located;

c.	the property is free and clear of all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person; and

d.

to the best of the OWNER’s knowledge there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof nor is there any basis therefore and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Property or any portion thereof.

e.	To provide any and all geological data on the property that is available up to and including the date of this agreement.

f.	To work in cooperation on a best efforts basis to the furtherance of a successful project.

g.

To use its talent and local experience to assist the OPTION HOLDER to determine and recruit the best possible project management: encompassing mining management, accounting and security for the property.

h.	The Owner or his assignee will have the option to have a seat on the board of directors of the new company that has been assigned the rights and benefits of this agreement.

2.3

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

Section 3. PURCHASE OPTION

3.1

The OWNER hereby grants to the OPTION HOLDER the sole and exclusive right and option to acquire its one hundred percent (100%) interest in and to the Property, free and clear of all liens, charges, encumbrances, claims, rights or interest of any person such option to be exercisable by the OPTION HOLDER completing the following:

a.

By the OPTION HOLDER contracting: at its own expense a certified geologist to examine the historical data, perform on-site study (if necessary) of the property within 90 days of the Initial Signing Date. However, the Option Holder can complete the exercise earlier and notify the Owner in writing of the said completion. Should the Option Holder wish to proceed with agreement the following clause will apply;

	b.	By the OPTION HOLDER paying the OWNER:

i.

Twenty thousand dollars ($20,000) per license listed in Schedule A within seven days after the expiry of 90 days or any time before the expiration of 90 days upon receipt of a positive geologist report and IF the Option Holder desires to continue exploration of the property for another twelve (12) months (hereinafter referred to as the “Initial Payment Date”) and not more than 100 days from the Initial Signing Date. (hereinafter referred to as the “Initial Payment Date”);

c.

By the Option Holder issuing on the initial Payment Date Ten per cent (10%) of the shares in its Share Capital and provided, however, that if this agreement is assigned to an affiliate of the Option Holder the benefit of the 10% shares shall be derived from the assignee reflective of the interest in the property subject of this agreement.

d.	By the OPTION HOLDER performing on a best efforts basis all of Schedule B.

e.	By the OPTION HOLDER agreeing to the Production agreement of Schedule C.

3.2

Upon the OPTION HOLDER contracting the activity set out in paragraph 3.1(a), making the payment set out in 3.1(b)i. and issuing the shares as set out in paragraph 3.1(c), the Option shall be deemed to have been exercised and the OPTION HOLDER shall have earned a 100% interest in the Property.

3.3

This Agreement represents an option to purchase only and the OPTION HOLDER shall be under no obligation to the OWNER. No act done or payment made by the OPTION HOLDER shall obligate the OPTION HOLDER to do any further act or make any further payment and, except as provided herein to the contrary in accordance with the earnings in dollars and share percentage as detailed in Schedule C and D, in no event shall this Agreement or any act done or any payment made be construed as an obligation of the OPTION HOLDER to do or perform any work or make any payments on or with respect to the Property. However, the Option Holder shall be required to fulfill the requirement of the Laws of the United Republic of Tanzania.

Section 4. RIGHT OF ENTRY

4.1

Except as otherwise provided in this Agreement, until the Option is exercised or terminated in accordance with the terms of this Agreement, the OPTION HOLDER, its servants and agents shall have the sole and exclusive right to:

	i.	enter in, under or upon the Property and conduct exploration work;

	ii.	exclusive and quiet possession of the Property;

	iii.	bring upon the Property and erect thereon such mining facilities as it may consider advisable; and

	iv.	remove from the Property ore or mineral products for the purpose of bulk sampling, pilot plant or test operations.

Section 5. POWERS, DUTIES AND OBLIGATIONS OF OPTION HOLDER

5.1

The OPTION HOLDER shall have full right, power and authority to do everything necessary or desirable to carry out an exploration program on the Property and to determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority to:

a.

regulate access to the Property, subject only to the right of the OWNER and its representatives to have access to the Property at all reasonable times for the purpose of inspecting work being done thereon but at their own risk and expense;

b.

employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder but the OPTION HOLDER shall not enter into contractual relationships except on the terms which are commercially competitive;

	c.	execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Property, and

	d.	conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the OPTION HOLDER.

5.2	The OPTION HOLDER shall have the duty and obligation to:

	a.	to provide all financing necessary to complete necessary geology exploration and study.

b.

to provide all financing necessary to complete construction of economical modern mechanized mining plant and facilities for the property where this is agreed to be economically feasible and profitable.

	c.	To maintain the property in good standing and in compliance with all regulatory bodies and government.

d.

keep the Property free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the OPTION HOLDER) and to carry out and record or cause to be carried out and recorded all such assessment work upon the Property as may be required in order to maintain the Property in good standing at all times, and shall record all eligible assessment work to the maximum permitted under the Mining Act (Tanzania):

e.

permit the OWNER and its representatives, duly authorized by it, in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the OPTION HOLDER in connection with exploration work and to all books of account of the OPTION HOLDER related to exploration work. The OPTION HOLDER shall deliver to the OWNER at reasonable intervals, but in any event not less frequently than once each calendar quarter, all reports received by it on all Mining Work conducted by the OPTION HOLDER;

	f.	conduct all work on or with respect to the Property in a careful and miner-like manner and in accordance with the applicable laws of the jurisdiction in which the Property is located and indemnify and save the OWNER harmless from any and all claims, suits or actions made or brought against the OWNER as a result of work done by the OPTION HOLDER on or with respect to the Property;

g.	obtain and maintain or cause any contractor engaged by it hereunder to obtain and maintain, during any period in which active work is carried out hereunder, not less than the following:

	i.	employer’s liability insurance covering each employee engaged in the operations hereunder to the extent of $1,000,000 where such employee is not covered by Worker’s Compensation;

ii.

comprehensive general liability insurance in such form as may be customarily carried by a prudent operator for similar operations with a bodily injury, death and property damage limit of $1,000,000 inclusive;

iii.

vehicle, aircraft and watercraft insurance covering all aircraft, vehicles and watercraft owned and non-owned, operated and/or licensed by the OPTION HOLDER, with a bodily injury, death and property damage limit of $1,000,000 inclusive;

h.	arrange for and maintain Worker’s Compensation or equivalent coverage for all eligible employees engaged by the OPTION HOLDER in accordance with local statutory requirements; and

i.	maintain true and correct books, accounts and records of operations hereunder.

Section 6. VESTING OF INTEREST

6.1

Forthwith upon the OPTION HOLDER exercising the Option by performing the requirements of Section 3.2, the OWNER’s one hundred percent (100%) interest in and to the Property shall vest, and shall be deemed for all purposes hereof to have vested, in the OPTION HOLDER and the OPTION HOLDER shall own a one hundred percent (100%) interest in and to the Property.

6.2

Forthwith upon exercising the Option by performing the requirements of section 3.2 of this Agreement, the OWNER agrees to deliver to the OPTION HOLDER a recordable transfer or transfers, or such other instrument as may be required, of a one hundred percent (100%) interest in and to all mineral claims comprising the Property, except for those mineral claims already recorded in the name of the OPTION HOLDER, and the OPTION HOLDER shall be entitled forthwith to record such transfer documents in the appropriate office in the jurisdiction in which the Property is located.

6.3

The parties acknowledge the right and privilege of the OWNER and OPTION HOLDER to file, register and/or to otherwise deposit a copy of this Agreement in the appropriate recording office for the jurisdiction in which the Property is located and with any other governmental agencies to give third parties notice of this Agreement, and hereby agree, each with the others, to do or cause to be done all acts or things reasonably necessary to effect such filing, registration or deposit.

Section 7. TERMINATION OF OPTION

7.1	In the event of default in the performance of the requirements of Section 3.1, then subject to the provisions of Section 15.1 of this Agreement, the Option and this Agreement shall terminate.

7.2

The OPTION HOLDER shall have the right to terminate the Option by giving 60 days’ written notice of such termination to the OWNER and upon the effective date of such termination this Agreement shall be of no further force and effect except the OPTION HOLDER shall be required to satisfy any obligations which have accrued under the provisions of this Agreement which have not been satisfied. Provided that the Owner shall have a cause of action against the Option Holder if the Option Holder, its successor, associate and or affiliate shall after surrender of the Property area apply for and or be granted a Prospecting or a Mining License for the said surrendered Property area. Provided further that such right for a cause of action shall not preclude the Owner from claiming and being paid by the Option Holder an amount, rights, benefits and or privileges equivalent to those that the Owner would have been entitled under this Agreement.

7.3	The OPTION HOLDER shall have the right to remove any and all of its equipment, supplies and property from the Property for a period 90 days following the termination of this Agreement.

7.4

Forthwith upon the termination of the Option, the OPTION HOLDER covenants and agrees to deliver to the OWNER a recordable transfer or transfers, or such other instrument as may be required, of a one hundred percent (100%) interest in and to the Property, and the OWNER shall be entitled forthwith to record such transfer documents in the appropriate office in the jurisdiction in which the Property is located.

7.5

Notwithstanding any other provisions of this Agreement, in the event of termination of the Option, any Property transferred to the OWNER in accordance with Section 7.4 shall at the date of such transfer or re-transfer be in good standing for a period of not less than one year.

Section 8. CONFIDENTIALITY

8.1

The parties shall keep all information regarding Mining Work confidential from other persons, except for such disclosure as may be required by law, securities regulatory bodies or stock exchanges governing one or more of the parties.

Section 9. RESTRICTIONS ON ALIENATION

9.1

Before the completion of any sale or other disposition by any party of its interests or rights or any portion thereof under this Agreement, the party proposing to sell or assign its interest shall require the proposed acquirer to enter into an agreement with the party or parties not selling or otherwise disposing on the same terms and conditions as set out in this Agreement.

9.2

The provisions of Sections 9.1 shall not prevent a party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company, or prevent a party from assigning its interest to an Affiliate of such party provided that the Affiliate first complies with Section 9.1 and agrees in writing with the other parties to re-transfer such interest to the originally assigning party immediately before ceasing to be an Affiliate of such party.

Section 10. NOTICE

10.1

Any notice, direction, or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of same or by mailing same by prepaid registered or certified mail, in each case addressed to the intended recipient at the address of the respective party set out on the first page hereof.

10.2

Any notice, direction, or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telegram, telecommunication or other similar form of communication, be deemed to have been given and received on the day it was actually received.

10.3

Any party may at any time give notice in writing to the others of any change of address, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

Section 11. FURTHER ASSURANCES

11.1

Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds, documents and assurances as may be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

Section 12. TIME OF THE ESSENCE

12.1       Time shall be of the essence in the performance of this Agreement.

Section 13. ENUREMENT

13.1	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Section 14. FORCE MAJEURE

14.1

No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds) including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances, acts of public enemy, war, riots, laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an “Intervening Event”).

14.2	All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

14.3

A party relying on the provisions of Section 14.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to all other parties as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

Section 15. DEFAULT

15.1

If a party (the ”Defaulting Party”) is in default of any requirement herein set forth, the party affected by such default (the “Non-Defaulting Party”) shall give written notice to all other parties within thirty (30) days of becoming aware of such default, specifying the default, and the Defaulting Party shall not lose any rights under this Agreement, nor shall the Agreement or the Option terminate, nor shall the Non-Defaulting Party have any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of such default, unless within thirty (30) days after the giving of notice of default by the Non-Defaulting Party, the Defaulting Party has failed to cure the default by the appropriate performance, and if the Defaulting Party fails within such period to cure such default, the Non-Defaulting Party shall only then be entitled to seek any remedy it may have on account of such default.

Section 16. SEVERABILITY

16.1

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 17. AMENDMENT

17.1	This Agreement may not be changed orally but only by an agreement in writing, signed by the party against which enforcement, waiver, change, modification or discharge is sought.

Section 18. ENTIRE AGREEMENT

18.1

This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof.

Section 19. CONDITION PRECEDENT

19.1       The obligations of the OPTION HOLDER under this Agreement are first subject to the acceptance of this Agreement on behalf of the OPTION HOLDER by its’ company board of directors.

Section 20. GOVERNING LAW

20.1       This Agreement shall be governed by and interpreted in accordance with the laws of the United Republic of Tanzania and the parties hereby irrevocable attain to the jurisdiction of such Country.

Section 21. ACKNOWLEDGEMENT – PERSONAL INFORMATION

21.1       The OWNER hereby acknowledges and consents to:

a.	the disclosure to the company board of directors and all other regulatory authorities of all personal information of the undersigned obtained by the OPTION HOLDER; and

b.

the collection, use and disclosure of such personal information by the company board of directors and all other regulatory authorities in accordance with their requirements, including the provision to third party service providers, from time to time.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.

Duly authorized Person of
Uyowa Gold Mining and Exploration Company Limited, the OWNER

ILLEGIBLE

Duly authorized Person of
Lake Victoria Mining Company, Inc., in behalf of OPTION HOLDER

DAVID GAMACHE, PRESIDENT, LAKE VICTORIA MINING COMPANY, INC.
David Gamache, President, Lake Victoria Mining Company, Inc.

Schedule A

All the following claims occur in the country of Tanzania, with title search performed at the Minister for Energy and Minerals office (certification of status and ownership to be attached as part of Schedule A) and are defined as follows:

PL 2747/2004
Annex ‘A’
Subject to Section 95 of the Mining Act, 1998 the Licence Area is at Magu area in Magu District, QDS 23/4 defined by lines of latitude and longitude having the following corner coordinates:

Corner	Latitude (S)	Longitude (E)
A.	02 deg. 15 min. 59.4 sec	33deg. 50 min. 28.68 sec.
B.	02 deg. 15 min. 59.4 sec.	33 deg. 57 min. 59.4 sec.
C.	02deg. 18 min. 28.44 sec.	33 deg. 57 min. 59.4 sec.
D.	02 deg. 18 min. 28.44 sec.	33 deg. 50 min. 28.68 sec.
An area of approximately 70.72 square kilometers

Schedule B
OPTION HOLDER Agrees

On a best efforts basis:

1.	if necessary to provide new Tanzania company to fulfill the obligations of this entire agreement upon Initial Payment Date.

2.

to finance the cost of identifying a public company that it completes an agreement with for all or part of the assets or shares of the company or to list a company on either an American or Canadian stock exchange.

3.	to identify and recruit in cooperation with the OWNER professional and qualified company management. This would include but would not be limited to: mining management, accounting and security.

4.	To transfer property title back to the OWNER of any of the concerned properties the OPTION HOLDER relinquishes.

Schedule C
Production and Pre-Production Agreement

1.	Upon discovery of a Proven Deposit or Recommendation to go forward with a mine construction, OWNER will earn an advance production payment of $25,000.

2.	Upon discovery of a Proven Deposit in excess of 250,000 oz. of Gold, OWNER will earn an advance production payment of an additional $50,000.

3.	Upon discovery of a Proven Deposit in excess of 500,000 oz. of Gold, OWNER will earn an advance production payment of an additional $100,000.